11-10
For further information:
John P. Barnett
Director of External Affairs
713-989-7556

SOUTHERN UNION COMPANY ACKNOWLEDGES
RECEIPT OF ACQUISITION PROPOSAL FROM
THE WILLIAMS COMPANIES, INC.

HOUSTON, June 23, 2011 – Southern Union Company (NYSE:SUG) today confirmed receipt of a proposal by The Williams Companies, Inc. (NYSE: WMB) to acquire all of the outstanding shares of Southern Union for $39.00 per share in cash.  The Directors of Southern Union will review the proposal in due course, consistent with fiduciary duties and in accordance with the terms and conditions of Southern Union’s previously announced merger agreement with Energy Transfer Equity, L.P. (NYSE: ETE).

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future, including statements regarding the proposal described above, that are forward-looking statements as defined by federal law.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management team of SUG.  An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by SUG.  SUG undertakes no obligations to update or revise any forward-looking statement to reflect new information or events.

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